Exhibit 99.1
INFORMATION FURNISHED PURSUANT TO PART III OF FORM 10-K
FOR THE FISCAL YEAR ENDED DECEMBER 27, 2008
ITEM 10. DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
DIRECTORS
     Members of the board of directors of First Solar, Inc. (“First Solar” or the “Company”) are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successors have been elected and qualified. The following information provided with respect to the principal occupation, affiliations and business experience during the last five years for each of the members of the board of directors has been furnished to us by such members.
     The name and certain information regarding each director of the Company are set forth below as of April 2, 2009. There are no family relationships among directors or executive officers of the Company.

Name	Age	Current Position with First Solar	Director Since
Michael J. Ahearn	52	Chief Executive Officer, Chairman	2000
Bruce Sohn	48	President, Director	2003
Craig Kennedy	57	Director	2007
James F. Nolan	77	Director	2003
J. Thomas Presby	69	Director	2006
Paul H. Stebbins	52	Director	2006
Michael Sweeney	51	Director	2003
José H. Villarreal	55	Director	2007
     Michael J. Ahearn has served as the chief executive officer and chairman of First Solar since August 2000. Mr. Ahearn also served as president of First Solar from August 2000 to March 2007. From 1996 until November 2006, he was a partner and president of the equity investment firm JWMA Partners, LLC, or JWMA (formerly True North Partners, L.L.C.). Prior to joining JWMA, Mr. Ahearn practiced law as a partner in the firm of Gallagher & Kennedy. He received both a B.A. in Finance and a J.D. from Arizona State University.
     Bruce Sohn was elected a director of First Solar in July 2003 and has served as president of First Solar since March 2007. Prior to joining First Solar as president, Mr. Sohn worked at Intel Corporation for 24 years. He is a senior member of IEEE and a certified Jonah. Mr. Sohn has been a guest lecturer at several universities, including the Massachusetts Institute of Technology and Stanford University. He graduated from the Massachusetts Institute of Technology with a degree in Materials Science and Engineering.
     Craig Kennedy was appointed a director of First Solar in September 2007. Mr. Kennedy has been president of the German Marshall Fund since 1995. The German Marshall Fund focuses its activities on bridging U.S.-European differences on foreign policy, economics, immigration and the environment. Mr. Kennedy began his career in 1980 as a program officer at the Joyce Foundation in Chicago. Mr. Kennedy was president of the Joyce Foundation between 1986 and 1992, where he built the Foundation’s environmental program and launched a new program on U.S. immigration policy. Mr. Kennedy left the Joyce Foundation in 1992 to work for Richard J. Dennis, a Chicago investor and philanthropist. During this same period, Mr. Kennedy created a consulting firm working with nonprofit and public sector clients. Mr. Kennedy serves on the board of the nonprofit Thomas B. Fordham Foundation, the Rocky Mountain Institute, the European Foundation Center and as an independent trustee of the Van Kampen mutual funds.
     James F. Nolan was elected a director of First Solar in February 2003. Mr. Nolan served as the vice president of operations with Solar Cells, Inc., and was responsible for research, development and manufacturing operations. He designed and built early prototype equipment for First Solar’s pilot manufacturing line and led the team that developed the process for producing large area thin film cadmium telluride solar modules. Mr. Nolan worked as a part-time consultant for First Solar from November 2000 until March 2007. Mr. Nolan has over 35 years of experience in physics, engineering, research and development, manufacturing and process design with companies such as Westinghouse, Owens Illinois, Glasstech and Photonics Systems. Mr. Nolan holds more than 10 patents in areas of flat panel electronic displays and photovoltaic devices and processes. Mr. Nolan earned his B.S. in Physics from the University of Scranton (Pennsylvania) and a doctorate in Physics from the University of Pittsburgh.

     J. Thomas Presby was elected a director of First Solar in August 2006. Mr. Presby retired in 2002 as a partner in Deloitte Touche Tohmatsu. At Deloitte, he held numerous positions in the United States and abroad, including the posts of Deputy Chairman and Chief Operating Officer. He now serves as a director and audit committee chair for First Solar, American Eagle Outfitters, Inc., Invesco Ltd., Tiffany & Co. and World Fuel Services Corporation. As Mr. Presby has no significant business activities other than board service, he is available full time to fulfill his board responsibilities. He holds a B.S in Electrical Engineering from Rutgers University and an MBA from Carnegie Mellon University. He is a certified public accountant and a holder of the NACD Certificate of Director Education.
     Paul H. Stebbins was elected a director of First Solar in December 2006. Mr. Stebbins has served as the chairman and chief executive officer of World Fuel Services Corporation since July 2002 and has served as a director of World Fuel since June 1995. Between July 2000 and 2002, Mr. Stebbins also served as president and chief operating officer of World Fuel. In 1985, Mr. Stebbins co-founded Trans-Tec Services, a global marine fuel service company acquired by World Fuel in 1995.
     Michael Sweeney was elected a director of First Solar in July 2003. Mr. Sweeney joined Goldner Hawn Private Equity as a Managing Director and was elected Managing Partner in November 2001. He had previously served as president of Starbucks Coffee Company (UK) Ltd. in London. Mr. Sweeney serves on the boards of the following Goldner Hawn portfolio companies: Allen Edmonds Shoe Corporation, Transport Corporation of America, Inc. and Westlake Hardware, Inc. Mr. Sweeney graduated from Swarthmore College.
     José H. Villarreal was appointed a director of First Solar in September 2007. Mr. Villarreal currently serves as a public policy consultant to the law firm of Akin Gump Strauss Hauer & Feld LLP and from July 1994 to January 2009 served as a partner in the firm. Prior to joining Akin Gump, Mr. Villarreal served as an assistant attorney general in the Public Finance Division of the Texas Attorney General’s office. Mr. Villarreal has long been active in civic affairs and has served on the boards of numerous organizations, both public and private. He currently serves on the boards of Union Pacific Corporation and PMI Group Inc. and from 1998 to 2006 served on the board of Wal-Mart Stores, Inc. He is on the board of the New America Alliance, an organization of leading Latino business leaders dedicated to philanthropy and the Center for American Progress, a Washington D.C. based think-tank.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission (the “Commission”) reports regarding their ownership and changes in ownership of our securities. We believe that, during the fiscal year ended December 27, 2008, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements.
     In making these statements, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, executive officers and 10% stockholders.
CORPORATE GOVERNANCE
     We adopted corporate governance guidelines that address the governance activities of the board of directors and include criteria for determining the independence of the members of our board. These guidelines are in addition to the requirements of the Commission and The NASDAQ Stock Market (“NASDAQ”). The guidelines also include requirements for the standing committees of the board, responsibilities for board members and the annual evaluation of the board’s and its committees’ effectiveness. The corporate governance guidelines are available on our website at www.firstsolar.com. At any time that these guidelines are not available on our website, we will provide a copy upon written request made to Investor Relations, First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.
Independence
     The board of directors has determined that the following directors are “independent” as required by applicable laws and regulations, by the listing standards of NASDAQ and by our corporate governance guidelines: Craig Kennedy, James F. Nolan, J. Thomas Presby,

Michael Sweeney, Paul H. Stebbins and José H. Villarreal. The board of directors has also concluded that the members of each of the audit, compensation and nominating and governance committees are “independent” in accordance with these same standards.
Code of Business Conduct and Ethics
     We have a code of business conduct and ethics that applies to all directors and associates, including our chief executive officer, chief financial officer and all of our associates in the finance organization. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all associates. The code of business conduct and ethics is posted on our website at www.firstsolar.com. Any substantive amendment to, or waiver from, any provision of the code of business conduct and ethics with respect to any director or executive officer will be posted on our website.
Board of Directors Structure and Committee Composition
     Our board of directors is currently composed of eight directors: six independent directors and two executive directors, including the Chairman. We have three standing committees of the board: the audit committee, the compensation committee and the nominating and governance committee. The committee membership and meetings during 2008 and the function of each of the committees are described below.
     During 2008, the board of directors held eight meetings and acted by written consent once. Each director attended at least 75% of the aggregate of all board of directors meetings and committee meetings for the committees on which he serves.

		Compensation	Nominating and Governance
Board of Directors Member	Audit Committee	Committee	Committee
Michael J. Ahearn	—	—	—
Bruce Sohn	—	—	—
Craig Kennedy	Member	—	Member
James F. Nolan	—	—	Member
J. Thomas Presby	Chair	—	Member
Paul H. Stebbins	Member	Member	Member
Michael Sweeney	—	Chair	Member
José H. Villarreal	—	Member	Chair
Audit Committee
     The audit committee oversees our financial reporting process on behalf of the board of directors and reports to the board of directors the results of these activities, including reviewing the systems of internal controls established by management, our audit and compliance process and financial reporting. The audit committee, among other duties, engages the independent registered public accounting firm, pre-approves all audit and non-audit services provided by the independent registered public accounting firm, reviews with the independent registered public accounting firm the plans and results of the audit engagement, considers the compatibility of any non-audit services provided by the independent registered public accounting firm with the independence of such independent registered public accounting firm and reviews the independence of the independent registered public accounting firm. During 2008, the audit committee held six meetings.
     J. Thomas Presby (Chair), Craig Kennedy and Paul H. Stebbins serve on our audit committee. Each member of the audit committee meets the standards for financial knowledge for companies listed on NASDAQ. In addition, the board of directors has determined that Mr. Presby is qualified as an audit committee financial expert within the meaning of Commission regulations.
     The audit committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the audit committee’s charter is available on our website at www.firstsolar.com.

Compensation Committee
     The compensation committee reviews and recommends compensation and benefit plans for the Company’s officers and directors, including non-associate directors, reviews the base salary and incentive compensation for each executive officer, reviews and approves corporate goals and objectives relevant to our chief executive officer’s compensation, administers our incentive compensation program for key executive and management associates and reviews and approves employee benefit plans. During 2008, the compensation committee held seven meetings and acted by written consent five times.
     Michael Sweeney (Chair), Paul H. Stebbins and José H. Villarreal serve on our compensation committee.
     The compensation committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the compensation committee’s charter is available on our website at www.firstsolar.com.
Compensation Committee Interlocks and Insider Participation
     None of the members of our compensation committee has been an executive officer or associate of the Company during our last completed fiscal year. During our last completed fiscal year, none of our executive officers served as a member of the compensation committee of any entity that has one or more executive officers serving on our compensation committee.
Nominating and Governance Committee
     The board of directors formed a nominating and governance committee on January 31, 2008. The nominating and governance committee reviews and assesses the composition and performance of the board and its committees, assesses candidates for appointment to the board and recommends to the board of directors whether such candidates should stand for election at the next meeting of stockholders, and reviews and assesses the Company’s corporate governance policies and guidelines. During 2008, the nominating and governance committee held five meetings.
     José H. Villarreal (Chair), Craig Kennedy, James F. Nolan, J. Thomas Presby, Paul H. Stebbins and Michael Sweeney serve on our nominating and governance committee.
     The nominating and governance committee operates pursuant to a written charter and is of the view that it has complied with its charter. A current copy of the nominating and governance committee’s charter is available on our website at www.firstsolar.com.

ITEM 11. EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     In this Compensation Discussion and Analysis, the individuals in the Summary Compensation Table set forth after this Compensation Discussion and Analysis are referred to as the “named executive officers.” Our named executive officers for fiscal year 2008 are:
•	Mr. Michael J. Ahearn, chairman and chief executive officer;

•	Mr. Jens Meyerhoff, chief financial officer;

•	Mr. Bruce Sohn, president;

•	Mr. John T. Gaffney, executive vice president and corporate secretary; and

•	Mr. John Carrington, executive vice president, global marketing and business development.
     The starting point for understanding our compensation decisions is the exponential growth our Company has experienced this year. We commenced production at two plants in Malaysia, surpassed 500 megawatts of production and proceeded apace with our expansion plans in our Kulim, Malaysia and Perrysburg, Ohio manufacturing facilities. We have also been integrating and developing the U.S. engineering, procurement and construction business we acquired at the end of 2007. By the end of 2008, we had more than doubled our global workforce as compared to fiscal 2007, including the addition of Messrs. Gaffney and Carrington, two of our named executive officers.
     As in years past, our compensation decisions continue to be grounded in our executive compensation policies described below. These policies are designed to attract, motivate and retain the individuals who can best help us to achieve our mission consistent with our core values. We continue to believe that our long-term success depends on our ability to continuously reduce solar electricity costs to expand global markets for solar electricity and extend our competitive cost advantage. This requires that we continue to discover, develop, commercialize and improve a stream of manufacturing process and product improvements; expand our sales and manufacturing volumes to realize economies of scale and cost reductions; and discover and penetrate new markets for solar electricity that extend beyond the traditional subsidy-dependent markets.
     A key challenge this year was the need to attract accomplished individuals capable of rapidly building the administrative infrastructure to support our growth. Not surprisingly, accomplished people are well-compensated in their current roles and are unwilling to leave their current circumstances without recompense for what they leave behind. In the case of Mr. Gaffney (a former partner at the New York law firm Cravath, Swaine & Moore LLP who was known to us because he served as a corporate legal advisor to the Estate of John T. Walton, our largest stockholder), and Mr. Carrington (an award winning former general manager and chief marketing officer for General Electric Plastics), we bridged the gap with sign-on bonuses paid in cash and equity awards.
     In 2008, we imposed additional metrics for our senior leadership team, including our named executive officers, in determining our annual bonus payment. As in 2007, the performance bonus of all of our associates, including the named executive officers, was determined based on the Company’s performance on corporate operational metrics that are aligned with our 2008 annual operating plan. In addition, in 2008, we tied the bonus payment multiple of our senior leadership team to additional subjective and objective metrics that were tied to achievement of the Company’s long-term strategy. The purpose of this structure was to keep the organization aligned on day-to-day operating metrics while making it more difficult for our executives to earn their full bonus potential if long-term strategic goals were not achieved. In 2008, this resulted in our senior executives, including our named executive officers, receiving an adjusted bonus multiplier of 1.0 their target bonus percentage while the rest of the organization earned a multiplier of 1.75 of their target bonus percentage.
     Finally, as described below in our discussion of employment agreements and change in control severance agreements, we amended all executive employment and change in control severance agreements primarily to comply with Section 409A of the Internal Revenue Code (the “Code”).
Executive Compensation Policies
     Our long-term success depends on our ability to continuously reduce solar electricity costs in order to expand global markets for solar electricity and extend our addressable markets. This requires that we continue to discover, develop, commercialize and improve a stream of manufacturing process and product improvements; expand our sales and manufacturing volumes to realize economies of scale and cost reductions; and discover and penetrate new markets for solar electricity that extend beyond the traditional subsidy-dependent markets. To execute these objectives rapidly and efficiently, it is critical that we attract, motivate and retain highly talented individuals who are committed to the Company’s mission and core values at all levels of our organization.
     The compensation committee of our board of directors has responsibility for establishing and overseeing our compensation program as it applies to our executive officers. The compensation committee bases its executive compensation programs on the following policies:
•	Compensation should be based on level of job responsibility, individual performance and Company performance.

•	Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must provide pay that remains competitive with the pay of other employers who compete with us for talent.

•	As associates progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns because they are better able to affect the Company’s results. While all associates receive a mix of both annual and longer-term incentives, associates at higher levels have an increasing proportion of their compensation tied to longer-term performance because they are in a position to have greater influence on longer-term results.

•	Compensation should reward performance. Our programs should deliver top-tier compensation for top-tier individual and Company performance. Similarly, if individual performance falls short of expectations and/or Company performance lags behind expectations, the programs should deliver lower compensation.

•	Performance-based compensation should foster the long-term focus required for success in the solar industry. We believe success can best be measured by our ability to earn a superior return on invested capital (or net assets) by focusing on reducing our product costs, thereby enabling us to reduce the price that we can charge for our products while still earning a superior return—ultimately to levels that enable consumers to generate solar electricity cost competitively with conventional energy generation alternatives.

•	To be effective, performance-based compensation programs should enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.
     We generally do not adhere to rigid formulas or necessarily react to short-term changes in business performance in determining the amount and mix of compensation elements for our named executive officers. Generally, the types of compensation and benefits provided to the named executive officers are similar to those provided to other members of our senior leadership and other associates. When setting compensation, we review competitive compensation paid by other companies in the same or similar industries of comparable size and stage of development and where our compensation falls within the peer group. While we broadly aim to set our base salary and target bonus potential at approximately the 50th percentile of our peer group and to have our aggregate bonus and long-term incentives pay out, subject to individual and company performance between the 75th and 90th percentiles, we do not exclusively rely on market data to determine executive compensation. We incorporate flexibility into our compensation program and in our assessment process to respond to and adjust for the evolving business environment in which we operate.
Components of Executive Compensation for 2008
     For 2008, the compensation of named executive officers consisted of three principal components: base salary, cash incentive compensation (e.g., an annual bonus) and equity-based compensation. Our named executive officers also participate in broad based employee benefit programs and are party to employment agreements and change in control agreements which provide them with certain additional benefits (including severance and equity vesting acceleration in exchange for a release and a non-compete covenant) in certain circumstances described in more detail in “Executive Compensation—Employment Agreements” and “Executive Compensation—Change of Control Severance Agreements.” Each of these elements of our executive compensation is described below, including a description of the particular element and how it fits into our overall executive compensation package. In the descriptions, we highlight the particular objectives and the specific elements our compensation programs are designed to address. However, it should be noted that we have designed our program so that each of the principal components complements the other. In particular, for the named executive officers (those at the highest level in our organization), we have elected to provide them with substantially more than half of their compensation in the form of short-term (cash) and long-term (equity) incentives (i.e., linked to Company performance and stockholder returns) because they are better able to affect the Company’s results.

     Below is a chart demonstrating, on an aggregate basis, the relative weighting of 2008 compensation to our named executive officers, excluding the value of severance and change in control benefits, which are described in more detail at “Executive Compensation—Employment Agreements and Arrangements” and “Executive Compensation—Potential Payments upon Termination or Change of Control—Potential Payments upon Termination of Employment (Other Than in the Context of a Change of Control) and excluding the value of one-time hiring grants of cash and equity, which are described in more detail at “Components of Compensation—Sign-On Bonuses.”
Compensation Committee Practices
Total Compensation Review
     When establishing total compensation, we broadly aim to set our base salary and target bonus potential at approximately the 50th percentile of our peer group and to have our aggregate bonus and long-term incentives pay out, subject to individual and company performance, between the 75th and 90th percentiles. On an annual basis, the compensation committee evaluates the total compensation of the executives and each of the principal components against that objective. In addition to these principal compensation elements, the compensation committee reviews each executive’s perquisites and other compensation, as well as any payments that would be required under various severance and change-in-control scenarios. When conducting this review, the compensation committee obtains factual data from management as well as proposals regarding, among other things, the range of values (merit increase percentages, equity awards), metrics and other terms. In 2008, the Company retained a consultant to benchmark the compensation of each of the components of our executive officers and non-associate directors against the compensation paid to similarly situated positions at a peer group of companies. The consultant’s services were limited to comparing each element of compensation for a particular position against similar elements in the peer group. The peer group for benchmarking (which was first developed in 2007) consisted of the following 34 companies in the solar, renewable energy, hi-tech and high precision manufacturing, and electronic components manufacturing sectors with revenues ranging from $70 million to $9.7 billion, with whom the Company competes for talent.

Advanced Energy Industries Inc.	Ametek Inc.	Applied Materials Inc.
Asyst Technologies Inc.	Axcelis Technologies Inc.	Brooks Automation Inc.
BTU International Inc.	C&D Technologies Inc.	Cymer Inc.
Energy Conversion Devices Inc.	Enersys Inc.	Evergreen Solar Inc.
FEI Co.	FSI International Inc.	Gerber Scientific Inc.
GSI Group Inc.	KLA-Tencor Corp.	La Barge Inc.
LSI Industries Inc.	Magnetek Inc.	Mattson Technology Inc.
Newport Corp.	Novellus Systems Inc.	Nvidia Corp.
Photronics Inc.	Powell Industries Inc.	Power-One Inc.
Sunpower Corp.	Teradyne Inc.	Ultratech Inc.
Varian Semiconductor Eq. Inc.	Veeco Instruments Inc.	Vicor Corp.
Zygo Corp.

     When performing the benchmarking for executive compensation, the consultant “size adjusted” the raw market data by using statistical regression techniques to remove the significant swings that can occur between individual raw data points and constructed market pay levels reflective of the Company’s adjusted size. The consultant then ran regressions using sales to develop a range of market-based pay for the top executives on total compensation as a whole and on base salary, annual bonus, and equity-based compensation separately. The consultant’s report supported the determination that the compensation paid to the Company’s executives, including its named executive officers, was consistent with the Company’s stated compensation objectives, and thus, reasonable in the aggregate.
Individual Compensation Review
     Individual performance has a strong impact on the compensation of all associates, including the chief executive officer and the other executive officers. With respect to the chief executive officer, the independent directors, under the direction of the chair of the compensation committee, meet with the chief executive officer in an executive session annually at the beginning of the year to agree upon the chief executive officer’s performance objectives (both individual and Company objectives) for the year. At the end of the year, the independent directors meet in an executive session under the direction of the chair of the compensation committee to conduct a performance review of the chief executive officer based on his achievement of the agreed-upon objectives, contribution to the Company’s performance and other leadership accomplishments. This evaluation is shared with the chief executive officer by the chair of the compensation committee and is provided to the compensation committee for its consideration in setting each element of the chief executive officer’s compensation. For the other executive officers, including the other named executive officers, the compensation committee receives a performance assessment and compensation recommendation from the chief executive officer and also exercises its judgment based on the board’s interactions with the executive officer. As with the chief executive officer, the performance evaluation of these executives is based on achievement of preset objectives by the executive and his or her organization, his or her contribution to the Company’s performance and other leadership accomplishments. Based on these considerations, the compensation committee determines whether to award variable compensation to the chief executive officer and the executive officers for the previous year and sets the base salary for the coming year for the chief executive officer and the other executive officers, the performance objectives for the chief executive officer and the parameters for the corporate goals for the Company generally.
Compensation Considerations by Compensation Elements
     The following is a summary of objectives of the primary components of our executive compensation.

Component	Objective	Focus

Base Salary	✓ Provides fixed portion of compensation ✓ Paid in cash	✓ Compensates our associates based on market value for position, individual performance, level of experience, critical nature of role to Company.

Cash Incentive Compensation	✓ Provides at-risk variable compensation linked to annual corporate operational and strategic goals ✓ Paid in cash
✓   Compensates our associates based on our collective performance on shorter-term objectives.

✓   Additional metric for senior leadership team seeks to ensure long-term corporate value not sacrificed in the effort to achieve shorter-term objectives.

Equity-Based Compensation
✓   Provides at-risk variable pay compensation linked to long-term performance of the Company

✓   Paid primarily in restricted stock units, generally vesting over four years, and occasionally in stock options
✓ Aligns interests of our associates with our stockholders. ✓ Assists in attracting and retaining qualified associates. ✓ Compensates our associates for overall Company performance.

     The following is a discussion of the compensation committee’s considerations in establishing each of the components for the executive officer compensation for 2008.
Base Salary
     Base salary is the guaranteed element of an associate’s annual cash compensation. The value of base salary for each named executive officer reflects the requirements of such executive’s employment agreement, their individual performance and their skill set, including the market value of that skill set. For details relating to the employment agreements, see “Executive Compensation—Employment Agreements and Arrangements.” In general, the Company sought to establish or maintain base salaries for 2008 at or around market (50th percentile of our peer group) base salary levels for each of the named executive officers. As discussed under our compensation objectives, we believe that as associates progress to higher levels in the organization, a greater proportion of overall compensation should be directly linked to Company performance and stockholder returns. First Solar is a hardworking company in a dynamic industry where daily activities routinely require extraordinary effort. Establishing the fixed portion of our compensation at or around the 50th percentile of our peer group allows us to weight a higher percentage of total compensation on performance-based compensation. The compensation committee currently intends to maintain the base salaries of its named executive officers at approximately market base salary levels in the future.
     As discussed above in “Compensation Committee Practices—Total Compensation Review,” in 2008, the Company retained a consultant to benchmark the compensation of our executive officers (including our named executive officers then employed by the Company). After reviewing this data and evaluating individual performance, the compensation committee adjusted the base pay of certain executive officers, including an increase in base salary for Mr. Ahearn, from $450,000 to $525,000; for Mr. Sohn from $375,000 to $412,500; and for Mr. Meyerhoff, from $360,000 to $376,200.
Cash Incentive Compensation
     We use cash incentive compensation to reward achievement of our annual operational and strategic objectives. When taken together with our base salary, our total annual cash compensation is in the broad middle range of our peer group if target performance is attained but can be above that range due to higher payouts under the annual bonus plan if our performance exceeds our targets.
Annual Bonus
     The annual bonus program provides “cash incentive awards” under the Company’s 2006 Omnibus Incentive Compensation Plan. The bonuses paid for 2008 to named executive officers appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. Because all our associates participate in the annual bonus program, the program is designed to encourage teamwork and a focus on our mutual success by tying rewards to our collective performance. In 2008, we added an additional performance hurdle element applicable only to our senior leadership team, including all of our named executive officers, based on achievement of enumerated strategic objectives. Bonuses for 2008 were prorated for named executive officers, and for other associates, if they were not employed by the Company for the full fiscal year.
     The target bonus percentages for 2008 (which are expressed as a percentage of a base salary) were established based on job responsibilities, internal relativity and peer group data. Our objective was to set bonus targets such that total annual cash compensation (salary and annual bonus) are within the broad middle range of peer group companies. Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the bonus program. As discussed above in “Compensation Committee Practices—Total Compensation Review” in 2008, the Company retained a consultant to benchmark the compensation of our executive officers (including our named executive officers). This evaluation included a separate evaluation of the target annual bonus component of total compensation. After reviewing all of the factors, and as permitted under the Company’s 2006 Omnibus Incentive Compensation Plan, the compensation committee adjusted the target bonus percentage of certain executive officers, including an increase in the target bonus percentage for Mr. Ahearn, from 85% to 100%; for Mr. Sohn from 70% to 80%; and for Mr. Meyerhoff, from 60% to 70%. The target bonus percentage for each of Mr. Gaffney and Mr. Carrington is 80%. With the exception of Mr. Ahearn’s employment agreement, the target bonus percentages are incorporated into the terms of the executives’ employment agreements. For Mr. Ahearn, the compensation committee retained the contractual authority to establish the terms of his annual bonus (including the target bonus percentage) each year. See “Executive Compensation—Employment Agreements and Arrangements.”

Annual Bonus Targets
     The performance measures used to measure attainment of bonus eligibility for the named executive officers were based on a combination of annual operational objectives and long-term strategic objectives, as described below. We have not disclosed the specific targets we used for our annual operational objectives and our long-term strategic objectives because they go to the heart of our proprietary business plan and we believe doing so would cause competitive harm.
     2008 Operational Objectives. For all associates, including the named executive officers, the compensation committee assessed Company performance based on accomplishment of certain operational objectives established at the beginning of 2008. The objectives were based on operating goals set forth in our confidential annual operating plan for production volume, module conversion efficiency, watts per module, cost per watt, total watts sold and plant expansion and organizational build-out. Each operational objective was assigned a percentage weighting based on the importance of the factor to the overall performance of the Company. In addition, each operational metric had a target goal with higher targets (or stretch targets) that would result in multipliers between 1.0 and 2.0, and a minimum threshold for each metric which would result in multipliers between 0.5 and 1.0 times, to the metric’s weighting. A 1.0 multiplier was assigned to performance at a level that, while not certain at the time targets were set, we expected we could and should be able to achieve by the end of the year. A 2.0 multiplier was assigned to a performance level that was substantially more uncertain (i.e., that we expected we would have only a 50% chance of achieving by year end). If the minimum threshold level of performance was not achieved, the multiplier for the metric was zero. In 2008, the target bonus percentage multiplier for the 2008 operational objectives was calculated at 1.75 because we achieved or substantially exceeded the target metrics on all six performance metrics.
     Senior Leadership Strategic Objectives. For the Company’s senior executive leadership only (including the named executive officers), the compensation committee assessed the Company’s achievement of two strategic objectives which we refer to as the Senior Leadership Strategic Objectives. These strategic objectives were established at the beginning of 2008 at the same time as the 2008 operational objectives. The purpose of the Senior Leadership Strategic Objectives was to ensure that the Company continues to make progress on its long-term objectives in addition to achieving the annual operating goals. The strategic objectives were (i) achieving sufficient progress on the Company’s cost efficiency initiatives, and (ii) completion of over one hundred other enumerated corporate strategic and tactical goals. The enumerated corporate goals were each placed in one of three equally weighted categories: (1) critical to the business, (2) essential for growth and (3) related to core values. On the second metric (i.e., the enumerated corporate goals), partial credit was given for partial completion of the corporate goals so long as the corporate goals were achieved at a predetermined threshold level. The highest multiplier for achievement of both strategic objectives was 1.0, which equated to 100% of the bonus percentage payable to all associates. The multiplier for partial attainment of the strategic objectives could be as low as 0.165%. Evaluation of the accomplishment and performance level of progress toward cost efficiency initiatives and the enumerated corporate goals was based on a qualitative rather than a quantitative analysis. In 2008, the multiplier for the strategic objectives was determined to be .50.
     The calculated target bonus percentage multiplier for the senior leadership team was .875. That is 1.75 (based on achievements of the corporate organizational objectives) multiplied by .5 (based on achievement of the strategic objectives). However, in reviewing the 2008 results, the compensation committee approved management’s recommendation to adjust the target bonus multiplier to 1.0 based on the compensation committee’s determination that the calculated multiplier did not adequately capture progress made by management during 2008 in meeting the Company’s cost-efficiency initiatives.

     The chart below illustrates in graphic form how the annual bonus was calculated in 2008 for our senior leadership team including our named executive officers, using a hypothetical base salary and target bonus percentage.
     Equity-Based Compensation
     We are a firm proponent of equity-based compensation because we believe that (i) offering equity-based compensation aligns the interests of our associates more closely with those of our stockholders, and (ii) for some positions (particularly executive level positions), offering equity-based compensation is key to attracting and retaining associates of the highest caliber. Every associate of the Company is granted equity compensation when hired, with the amount dependent on (i) the associate’s job responsibilities (recognizing that higher level roles may have a greater influence on the ability of the Company to meet its objectives and succeed), (ii) for current associates, the associate’s individual performance (associates must maintain a certain performance level to receive an equity grant), and (iii) the region where the associate is located (so that the amount is reflective of the compensation practices particular to the region). In addition, certain associates receive annual equity compensation grants as part of their annual compensation. The annual grant was made in April 2008 as described below. Grants made to the named executive officers are more particularly described in the “Grants of Plan Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table.
     Equity-based compensation granted to new associates, typically restricted stock units but occasionally stock options, is granted in accordance with our 2006 Omnibus Plan, and any options are issued with exercise prices no less than fair market value as of the date of grant. Some associates, including some of our named executive officers, still hold outstanding option grants granted under the First Solar Holdings, LLC 2003 Unit Option Plan. Since the adoption of the 2006 Omnibus Plan, we have not granted, nor do we anticipate granting, any awards outside of the 2006 Omnibus Plan, including any further awards under the 2003 Plan. Our practice is not to time the date of awards made under the 2006 Omnibus Plan.
     In 2008, our equity-based compensation grants consisted primarily of grants of restricted stock units. In April 2008, we granted an aggregate of 182,961 restricted stock units under the 2006 Omnibus Plan (which represents approximately 0.22% of our issued and outstanding common stock as of December 27, 2008) to 444 associates, including Messrs. Ahearn, Meyerhoff and Sohn, representing approximately 21.7% of our associates at the time of the grant (Messrs. Gaffney and Carrington, who each received new hire equity grants, did not receive an April 2008 grant). Equity grants to our named executive officers are more particularly described in the “Grants of Plan Based Awards” table and the “Outstanding Equity Awards at Fiscal Year-End” table. The restricted stock units granted in April 2008 vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date, subject to the named executive officer’s continued employment with us.

     In deciding to make a broad based restricted stock unit grant we considered many factors including:
     (i) Eligibility Pool — We revisited and reconfirmed that we wanted to make grants to all exempt associates in the United States (including those named executive officers then employed by the Company) and to equivalent job categories outside of the United States.
     (ii) Form of Equity Compensation — We chose restricted stock units over options for competitive reasons (i.e., market data indicates that hi-tech companies were moving from options to restricted stock units) and because restricted stock units provide a more meaningful benefit in today’s economic environment than stock options as stock market volatility can quickly cause options to go underwater.
     (iii) Performance Vesting — We gave serious consideration to whether to adopt performance vesting for restricted stock units, particularly for our senior leadership team, however we declined to adopt it. Given the multi-year period over which we would expect the restricted stock units to vest, and the dynamic nature of our industry, we could not comfortably identify a long-term value creation metric that we could assure would be meaningful throughout the vesting period. We will revisit this in 2009. In lieu of adopting performance vesting, we decided at the time of our April 2008 grant to begin adding performance concepts into the equity compensation component by multiplying 50% of the target equity compensation grant to be made in 2009 by the senior leadership bonus multiplier used to determine the 2008 annual bonus. Because the 2008 multiplier was determined to be 1.0, it will not have an impact on 2009 equity compensation grants made to the senior leadership team in 2009.
     (iv) Amount — In determining the amount to be granted to each associate, we referenced the peer group compensation surveys described above in “—Compensation Committee Practices—Total Compensation Review” with respect to levels of equity-based performance compensation and established a target grant for each salary grade equal to approximately the 50th percentile for the equity component of compensation. Individual performance was then assessed to determine whether adjustments to the proposed restricted stock unit grant were appropriate based on the associate’s performance in 2007. The assessment of individual performance included reference to each executive’s objectives set at the beginning of the year and his or her general performance and effectiveness in achieving corporate objectives. The objectives set for associates, including the named executive officers, may have had quantitative as well as qualitative objectives that would reflect the associate’s expected contribution to helping the Company achieve its objectives.
     For the executive officers, including the named executive officers, the chief executive officer made recommendations to the compensation committee on the level of their restricted stock grants with regard to the benchmarking data, the role and responsibility of the associate and their individual performance. The compensation committee then assessed the performance of the chief executive officer and the named executive officers in approving the annual component of their long-term incentive compensation.
     Sign-On Bonuses
     For certain roles we have granted individual incentives or sign-on bonuses to attract the associate to the Company. Often the sign-on bonus is necessary to compensate an associate for the compensation from a prior employer he or she must forfeit to join First Solar. This was the case for Mr. Gaffney (who gave up a partnership at New York law firm Cravath, Swaine & Moore, LLP, from which he had substantial compensation and benefit entitlements) and Mr. Carrington (who forfeited certain equity compensation from General Electric, his former employer), the two named executive officers hired in 2008.
     In 2008, we agreed to pay Mr. Gaffney a $7.0 million sign-on bonus. The bonus is payable in 20 equal quarterly installments, commencing on March 31, 2008. Payment of the sign-on bonus is subject to Mr. Gaffney’s continued employment. However, if Mr. Gaffney’s employment is terminated without cause, his payments will continue on the same schedule until completed. In addition, we made a hiring grant to Mr. Gaffney of (i) 100,000 stock options with an exercise price of $267.14, which is scheduled to vest in five equal annual installments commencing on December 31, 2008, subject to Mr. Gaffney’s continued employment with us, and (ii) 26,203 restricted stock units, which is scheduled to vest quarterly in 20 equal installments, subject to Mr. Gaffney’s continued employment. If Mr. Gaffney’s employment is terminated without cause, he will become 100% vested in his new hire equity grants. Mr. Gaffney’s new hire equity grants also become 100% vested upon a change in control of the Company.

     In 2008, Mr. Carrington received a lump sum cash sign-on bonus equal to $150,000, which was paid when he joined the Company as well as a hiring grant of 17,500 restricted stock units, scheduled to vest over four years commencing on the anniversary of the grant date and each anniversary thereafter at a rate of 20% per year for the first three years and 40% for the last year, subject to Mr. Carrington’s continued employment with us. If Mr. Carrington’s employment is terminated without cause, Mr. Carrington will receive an additional 12 months’ vesting of his new hire equity grant. The new hire equity grant also becomes 100% vested upon a change in control of the Company.
     The equity compensation related sign-on bonuses were made pursuant to and under the 2006 Omnibus Plan.
     Broad-based Benefits Programs and Other Compensation
     401(k). Our named executives are entitled to participate in the various benefits programs we offer to all of our associates, including a 401(k) plan, medical plan, dental plan, life insurance plan and long-term and short-term disability plans. Under our 401(k) plan, we make a matching contribution equal to 50% of our associate’s contributions to the Plan up to a maximum of 4% of an associate’s Plan compensation, such that in 2008 an associate was required to contribute at least 8% of Plan compensation in order to receive the full matching contribution. Effective January 1, 2009, we amended the Plan to provide for a matching contribution equal to 100% of our associate’s contributions to the Plan up to a maximum of 4% of an associate’s Plan compensation, such that in 2009 an associate need only contribute 4% of Plan compensation in order to receive the full matching contribution. In 2008, Messrs. Meyerhoff, Sohn and Gaffney each received the maximum matching contribution of $7,750; Mr. Carrington received $4,310; and Mr. Ahearn did not participate in the plan.
     Other Benefits. Our named executive officers each have vacation entitlements of four weeks per year. For certain of our executives who relocated when they joined the Company, we make payments related to their relocation which are grossed-up. In 2008, we made such payments to Mr. Carrington and Mr. Sohn. These payments are described in more detail under the “Summary Compensation Table.”
Employment Agreements
     We have entered into employment agreements with certain of our executives, including each of our named executive officers, with the goal of clarifying their terms of employment and eliminating future disagreement regarding their employment terms. When we have entered into such employment agreements with our executives, it has been the compensation committee’s judgment that such agreements were appropriate and necessary. The employment agreements generally provide for base salary, bonus, benefits and eligibility for equity-based compensation awards, as well as rights to certain payments and benefits upon certain terminations of employment. This year each of the employment agreements was amended where necessary, to update compensation terms (e.g., base salary, bonus), delete obsolete provisions, standardize like provisions and bring them into compliance with section 409A of the Code. In addition, for all named executive officers (other than with respect to Mr. Gaffney’s new hire equity grant and Mr. Carrington, whose agreement already provided this protection), the employment agreements were revised to provide that should their employment terminate due to death or disability, then upon such termination of employment they would be vested in an additional 12 months’ equity-based compensation (i.e., the equity-based compensation that would have vested within the 12 month period). We note that this is the same amount of additional vesting that applies in the event of an executive’s employment termination without cause.
     For more details on these employment agreements and the compensation and benefits payable or to be provided in the event of a termination of employment, see “Executive Compensation—Employment Agreements and Arrangements” and “Executive Compensation—Potential Payments upon Termination or Change of Control—Potential Payments upon Termination of Employment (Other Than in the Context of a Change of Control).”
     Change of Control Severance Agreements
     We have previously entered into change in control severance agreements (“CIC Agreements”) with our named executive officers and certain other key officers and employees, which were all amended in 2008 to comply with Section 409A of the Code. The purpose of these agreements, which are substantially identical, is to align the interest of the executives with our stockholders in any potential change of control situation by mitigating the uncertainty and questions a potential change in control may raise among such executives and employees and allowing them to focus their continued attention and dedication to their assigned duties. The CIC Agreements also provide for “single trigger” vesting of unvested equity-based compensation upon a change in control of the Company thereby ensuring that such executives and employees are fairly compensated for the lost opportunity to realize the value of awards that is typically precipitated by a change in control. When the Company originally entered into the CIC Agreements, the compensation committee reviewed the terms of the CIC Agreements in consultation with an independent consultant, assessed the impact of possible payouts under the CIC Agreements in the event of a change in control and concluded that the CIC Agreements were fair and reasonable. The 2008 amendments do not change the financial terms of the CIC Agreements. For a further description of compensation provided in the event of a change of control, see “Executive Compensation—Potential Payments Upon Termination or Change of Control—Potential Payments upon a Change of Control.”

Tax and Accounting Implications
     Section 162(m) of the Code. With certain exceptions, Section 162(m) of the Code limits the deductibility of compensation paid by a public company in any year to $1 million to each of the chief executive officer and the next three most highly paid executive officers other than the chief financial officer. A transition rule generally applies to compensation paid under plans and arrangements in existence on the date of an initial public offering, pursuant to which such compensation will not be subject to the $1 million limit. The Company generally endeavors to avail itself of this transition rule, and expects this transition rule to continue to apply to amounts paid or awards granted until 2010. However, the Committee has not adopted a policy that all compensation must be deductible, particularly where additional compensation may be needed to attract executives to key leadership positions in the Company. Certain sign-on compensation for Mr. Gaffney will not be deductible.
     Section 280G of the Code. Section 280G of the Code denies a tax deduction on certain compensation payments to any “disqualified individual” (which term includes our named executive officers) that are contingent upon a “change in ownership or control” of the Company. A tax deduction for compensation in excess of the disqualified individual’s average taxable compensation is denied, but only if the total change in control payments equal or exceed three times the individual’s average taxable compensation (i.e., the 280G limit). In addition, if the threshold is exceeded, a 20% excise tax is imposed on the “disqualified individual” under Section 4999 of the Code. The Company has entered into change in control severance agreements with certain executive officers, including each of the named executive officers that provides for the Company to gross-up such executive officer for the 20% excise tax to the extent that the applicable compensation exceeds 110% of the 280G limit (payments will be cut back to less than the 280G limit if the 110% threshold is not exceeded). The Company has estimated the parachute payments that would have been payable had a change of control occurred and named executive officer’s employment been terminated on December 27, 2008. See “Executive Compensation—Potential Payments Upon Termination or Change of Control—Potential Payments upon a Change of Control.” As of that date, we estimated that Messrs. Ahearn and Carrington were the only named executive officers who would have had payments subject to tax gross up and deduction disallowance.
     Accounting for Equity-Based Compensation. The Company uses Financial Accounting Standard 123R for purposes of determining the fair value of its equity-based compensation. The assumptions used in the calculation of these amounts are included in Note 17, “Share-based Compensation” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2009. For the amounts expensed in respect of each named executive officer in 2008, see “Compensation Committee Report—Executive Compensation Options Exercised and Stock Vested.”

COMPENSATION COMMITTEE REPORT
     The following report of the compensation committee is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference into any other of the Company’s filings under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent we specifically incorporate this report by reference therein.
     Since the formation of the compensation committee in October 2006, Michael Sweeney has served on the compensation committee. Paul H. Stebbins has served on the compensation committee since his appointment to the board of directors on December 19, 2006 and Mr. José H. Villarreal has served on the compensation committee since his appointment to the board of directors on September 24, 2007.
     The compensation committee is and has been comprised solely of non-associate directors who were each: (i) independent as defined under the NASDAQ listing standards, (ii) a non-associate director for purposes of Rule 16b-3 of the Exchange Act, and (iii) an outside director for purposes of Section 162(m) of the Code.
     The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Current Report on Form 8-K and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008.
Submitted by the Members of the Compensation Committee
Michael Sweeney (Chair)
Paul H. Stebbins
José H. Villarreal

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information with respect to compensation earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (collectively, our “named executive officers”) for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006, respectively.

Name and					Stock		Option		Non-Equity Incentive	All Other
Principal Position	Year	Salary($)(1)	Bonus($)		Awards($)(2)		Awards($)(2)		Plan Compensation($)(3)	Compensation($)		Total($)
Michael J. Ahearn	2008	507,692	—		2,309,579		—		525,000	552	(15)	3,342,823
Chief Executive Officer, Chairman	2007	450,000	—		583,357		—		765,000	—		1,798,357
	2006	450,000	—		—		—		200,000	15,962	(16)	665,962

Jens Meyerhoff(4)	2008	372,462	—		1,542,214		497,693		263,340	17,518	(17)	2,693,227
Chief Financial Officer	2007	330,000	—		535,307		1,193,604		365,836	10,241	(18)	2,434,988
	2006	218,767	50,000	(8)	—		229,377		91,896	210,213	(19)	800,253

Bruce Sohn(5)	2008	403,846	—		1,943,157		1,539,141		330,000	57,816	(20)	4,273,960
President, Director	2007	295,190	60,000	(8)	657,726	(11)	2,143,992		413,266	73,402	(21)	3,643,576
	2006	—	—		—		—		—	—		—

John T. Gaffney(6)	2008	478,846	1,400,000	(9)	2,644,690	(12)	4,682,690	(14)	384,445	8,067	(22)	9,598,738
Executive Vice President and Corporate Secretary	2007	—	—		—		—		—	—		—
	2006	—	—		—		—		—	—		—

John Carrington(7)	2008	261,538	150,000	(10)	907,571	(13)	—		209,778	22,178	(23)	1,551,065
Executive Vice President, Global Marketing and Business Development	2007	—	—		—		—		—	—		—
	2006	—	—		—		—		—	—		—

(1)	Salary represents actual salary earned during each applicable year, and includes base salary and actual payments for accrued vacation and holidays.

(2)	The amounts in these columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 27, 2008, December 29, 2007 and December 30, 2006, respectively, in accordance with FAS 123R, of awards pursuant to the 2006 Omnibus Plan and the 2003 Unit Option Plan, and thus may include amounts from awards granted both in and prior to the stated year. The assumptions used in the 2008, 2007 and 2006 calculations of these amounts are included in Note 17, “Share-based Compensation” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2009. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of specific stock and option awards during 2008, see “Grants of Plan-Based Awards” below and the narrative discussion that follows. None of our named executive officers forfeited any equity based compensation in 2008.

(3)	For a description of Non-Equity Incentive Plan Compensation, see the disclosure above under “Cash Incentive Compensation.”

(4)	Mr. Meyerhoff’s employment with us commenced on May 22, 2006.

(5)	Mr. Sohn was compensated as a non-associate director until March 11, 2007 and was compensated as a full-time associate for the remainder of 2007.

(6)	Mr. Gaffney’s employment with us commenced on January 15, 2008.

(7)	Mr. Carrington’s employment with us commenced on May 5, 2008.

(8)	Represents a one-time cash bonus to cover the general costs incurred in moving the associate’s place of residence to Phoenix, Arizona.

(9)	Represents installments paid on a one-time cash sign-on bonus equal to $7.0 million payable in 20 equal quarterly installments, commencing on March 31, 2008.

(10)	Represents a one-time cash sign-on bonus.

(11)	Includes a sign-on stock grant on March 21, 2007 of 917 shares at a market price of $54.50 per share, as of that date. The grant date fair value of these shares was $49,976.

(12)	Represents a new hire grant of 26,203 restricted stock units at a market price of $204.79, scheduled to vest quarterly in 20 equal installments commencing March 31, 2008, subject to Mr. Gaffney’s continued employment with us. The grant date fair value of these shares was $5,366,112.

(13)	Represents a new hire grant of 17,500 restricted stock units at a market price of $266.90 which vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date of July 28, 2008. The grant date fair value of these shares was $4,670,750.

(14)	Represents a new hire grant of 100,000 stock options with an exercise price of $267.14, the fair market value of our shares on December 31, 2007, scheduled to vest in five equal annual installments commencing on December 31, 2008. The grant date fair value of this award was $11,016,200.

(15)	Represents premium paid by the Company for group term life insurance.

(16)	Represents premiums paid by the Company for (a) self elected medical/dental insurance of $14,918 and (b) self elected long-term disability insurance of $1,044.

(17)	Represents the following payments: (a) $7,750 Company match under 401(k) Plan; (b) contribution to personal medical insurance of $9,528; and (c) contribution to group term life insurance of $240.

(18)	Represents the following payments: (a) $714 Company match under 401(k) Plan and (b) contribution to personal medical insurance of $9,527.

(19)	Represents the following payments: (a) $1,084 Company match under 401(k) Plan; (b) $98,481 reimbursement for relocation expenses; (c) a tax gross-up in the amount of $95,911 with respect to relocation expenses and signing bonus of $50,000 reflected under the “Bonus” column for Mr. Meyerhoff; and (d) contribution to self elected medical insurance of $14,737.

(20)	Represents the following payments: (a) $7,750 Company match under 401(k) Plan; (b) $29,073 reimbursement for relocation expenses; (c) a tax gross-up in the amount of $20,633 with respect to relocation expenses; and (d) contribution to group term life insurance of $360.

(21)	Represents the following payments: (a) $3,779 Company match under 401(k) Plan; (b) $39,616 reimbursement for relocation expenses; and (c) a tax gross-up in the amount of $30,007 with respect to relocation expenses.

(22)	Represents the following payments: (a) $7,750 Company match under 401(k) Plan and (b) contribution to group term life insurance of $317.

(23)	Represents the following payments: (a) $4,310 Company match under 401(k) Plan; (b) $14,167 reimbursement for relocation expenses; (c) a tax gross-up in the amount of $3,563 with respect to relocation expenses; and (d) contribution to group term life insurance of $138.
Grants of Plan-Based Awards
     The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 27, 2008. As of the end of 2008, none of the named executive officers held any performance-based equity or non-equity incentive awards. Unless otherwise noted in the table below, the restricted stock units vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date.

					All	All
					Other	Other Stock
					Stock	Option			Grant
			Estimated Possible		Awards:	Awards:	Exercise		Date Fair
			Payouts Under		Number	Number of	or Base	Market	Value of
			Non-Equity Incentive		of Shares	Securities	Price of	Price on	Stock and
			Plan Awards(1)		of Stock	Underlying	Option	Grant	Option
	Award	Grant	Target	Maximum	or Units	Options	Awards	Date	Awards
Name	Type	Date	($)	($)	(#)	(#)	($/Sh)	($/Sh)	($)(2)

Michael J. Ahearn	RSU	4/28/08			13,067			285.52	3,730,890
	Annual Cash		525,000	1,050,000

Jens Meyerhoff	RSU	4/28/08			5,051			285.52	1,442,162
	Annual Cash		263,340	526,680

Bruce Sohn	RSU	4/28/08			7,913			285.52	2,259,320
	Annual Cash		330,000	660,000

John T. Gaffney	RSU	1/15/08			26,203 (3)			204.79	5,366,112
	Options	1/15/08				100,000 (4)	267.14	204.79	11,016,200
	Annual Cash		384,445	768,890

John Carrington	RSU	7/28/08			17,500			266.90	4,670,750
	Annual Cash		209,778	419,556

(1)	For a description of Non-Equity Incentive Plan compensation, see the disclosure above under “Cash Incentive Compensation.”

(2)	The grant date fair value of the stock options was determined in accordance with FAS 123R. The assumptions used in the calculation of these amounts are included in Note 17, “Share-based Compensation” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 included in the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2009.

(3)	These restricted stock units vest quarterly in 20 equal installments commencing March 31, 2008, subject to Mr. Gaffney’s continued employment with us.

(4)	These options vest in five equal annual installments commencing on December 31, 2008, subject to Mr. Gaffney’s continued employment with us. The exercise price of $267.14 was based on the closing market price on December 31, 2007.
Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information with respect to outstanding option and stock awards held by our named executive officers at December 27, 2008.

	Option Awards						Stock Awards(1)
		Number of	Number of
		Securities	Securities					Number of		Market Value
		Underlying	Underlying		Option			Shares or		of Shares or
		Unexercised	Unexercised		Exercise	Option		Units of Stock		Units of Stock
	Grant	Options (#)	Options (#)		Price	Expiration	Grant	That Have Not		That Have
Name	Date	Exercisable	Unexercisable		($)	Date	Date	Vested		Not Vested(2)

Michael J. Ahearn	—	—	—		—	—	7/30/2007	20,000		2,700,200
	—	—	—		—	—	4/28/2008	13,067		1,764,176

Total		—	—					33,067		4,464,376

Jens Meyerhoff	11/16/2006	12,500	93,751	(3)	20.00	11/16/2013	7/30/2007	14,000		1,890,140
	—	—	—		—	—	8/16/2007	7,200		972,072
	—	—	—		—	—	4/28/2008	5,051		681,936

Total		12,500	93,751					26,251		3,544,148

Bruce Sohn	3/21/2007	42,500	97,500	(4)	54.50	3/21/2014	7/30/2007	16,000		2,160,160
	—	—	—		—	—	8/16/2007	8,000		1,080,080
	—	—	—		—	—	4/28/2008	7,913		1,068,334

Total		42,500	97,500					31,913		4,308,574

John T. Gaffney	1/15/2008	—	100,000	(5)	267.14	1/15/2015	1/15/2008	22,273	(6)	3,007,078

Total		—	100,000					22,273		3,007,078

John Carrington	—	—	—		—	—	7/28/2008	17,500		2,362,675

Total		—	—					17,500		2,362,675

(1)	Unless otherwise noted, the restricted stock units vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date, subject to the named executive officer’s continued employment with us.

(2)	The market value was calculated using the closing market price on December 26, 2008 of $135.01.

(3)	These options vested with respect to 20% of the underlying shares on June 1, 2007; and thereafter, vest in equal monthly installments for 48 months, subject to Mr. Meyerhoff’s continued employment with us.

(4)	These options vested with respect to 20% of the underlying shares on March 12, 2008; and thereafter, vest in equal monthly installments on the first day of each month for 48 months, subject to Mr. Sohn’s continued employment with us.

(5)	These options vest in five equal annual installments commencing on December 31, 2008, subject to Mr. Gaffney’s continued employment with us.

(6)	These restricted stock units vest quarterly in 20 equal installments commencing March 31, 2008, subject to Mr. Gaffney’s continued employment with us.
Option Exercises and Stock Vested
     The following table provides information, on an aggregate basis, about stock options that were exercised and stock awards that vested during the fiscal year ended December 27, 2008 for each of the named executive officers. All below listed stock options were exercised under prearranged stock trading plans adopted under Rule 10b5-1 of the Securities Exchange Act of 1934.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized on	Shares Acquired	Value Realized on
Name	on Exercise (#)	Exercise(1)	on Vesting (#)	Vesting(2)

Michael J. Ahearn	—	—	5,000	$1,425,000
Jens Meyerhoff	25,000	$5,508,984	5,300	$1,474,356
Bruce Sohn	42,750	$9,884,941	6,000	$1,669,840
John T. Gaffney	—	—	3,930	$907,660
John Carrington	—	—	—	—

(1)	Value reflects the market value of our common stock at exercise less the exercise price.

(2)	Value reflects the market value of our common stock on the vesting date. For a discussion of vesting of restricted stock units, see the disclosure above under “Equity-Based Compensation.”
Pensions or Nonqualified Deferred Compensation
     We do not currently provide our named executive officers with pension benefits (other than a tax-qualified 401(k) plan benefit) or other nonqualified deferred compensation arrangements (other than such arrangements, disclosed elsewhere in this Compensation Committee Report) that could be characterized as nonqualified deferred compensation arrangements under Section 409A of the Code.
Employment Agreements and Arrangements
     Michael J. Ahearn
     Effective as of November 3, 2008, we entered into an amended and restated employment agreement with Mr. Michael J. Ahearn, our chief executive officer. Under the terms of his employment agreement, Mr. Ahearn is entitled to an annual base salary of $525,000 (subject to annual increases at our discretion), is eligible to receive a discretionary annual bonus and receives standard health benefits and four weeks of vacation per year. Our employment agreement with Mr. Ahearn provides that, in the event Mr. Ahearn’s employment is terminated by us without cause, Mr. Ahearn will receive the following: (a) severance equal to one year of his annual base salary, payable over the 12 months following termination, (b) continued medical benefits for the earlier of 12 months following termination and the executive’s coverage under any other medical benefits plan and (c) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards (and the ability to exercise vested equity awards for one year plus 90 days after such employment termination). The additional vesting in clause (c) also applies in the event Mr. Ahearn’s employment terminates due to his death or disability. In the event of termination of Mr. Ahearn’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Ahearn must sign a release in order to receive severance payments.
     Mr. Ahearn is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Ahearn will not compete with the Company or solicit Company associates for two years after termination of his employment.
     Mr. Ahearn has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “—Potential Payments Upon Termination or Change of Control—Potential Payments upon a Change of Control—Change in Control Severance Agreements.”
     Jens Meyerhoff
     Effective as of December 30, 2008, we entered into an amended and restated employment agreement with Mr. Jens Meyerhoff, our chief financial officer. Under the terms of his employment agreement, Mr. Meyerhoff is entitled to an annual base salary of $376,200 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 70% of his annual base salary. Mr. Meyerhoff also receives standard health benefits, or, in lieu of such benefits and at Mr. Meyerhoff’s election, separate medical insurance benefits, with costs reimbursed by us. Mr. Meyerhoff also receives four weeks of vacation per year. Our employment agreement with Mr. Meyerhoff provides that, in the event Mr. Meyerhoff’s employment is terminated by us without cause, Mr. Meyerhoff will receive the following: (a) severance equal to 18 months of his annual base salary, payable over the 18-month period following termination of employment, (b) continued medical benefits for 18 months, (c) certain relocation benefits and (d) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards (and the ability to exercise vested equity awards for one year plus 90 days after such employment termination). The additional vesting in clause (d) also applies in the event Mr. Meyerhoff’s employment terminates due to his death or disability. In the event of termination of Mr. Meyerhoff’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Meyerhoff must sign a release in order to receive severance payments.
     Mr. Meyerhoff is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Meyerhoff will not compete with the Company or solicit Company associates for 18 months after termination of his employment.
     Mr. Meyerhoff has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “—Potential Payments Upon Termination or Change of Control—Potential Payments upon a Change of Control—Change in Control Severance Agreements.”
     Bruce Sohn
     Effective as of November 11, 2008, we entered into an amended and restated employment agreement with Mr. Bruce Sohn, our president. Under the terms of his employment agreement, Mr. Sohn is entitled to a minimum annual base salary of $412,500 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 80% of his annual base salary. Mr. Sohn receives standard health benefits and four weeks of vacation per year. Mr. Sohn also received $49,706 to cover ongoing expenses related to his relocation to Phoenix. Our employment agreement with Mr. Sohn provides that, in the event Mr. Sohn’s employment is terminated by us without cause, Mr. Sohn will receive the following: (a) severance equal to 24 months of his annual base salary, payable over the 24-month period following termination of employment, (b) continued medical benefits for 24 months and (c) an additional 12 months’ service credit for purposes of determining vesting of equity-based compensation awards for 12 months after termination of employment (and the ability to exercise vested equity-based compensation awards for one year, plus 90 days after such employment termination). The additional vesting in clause (c) also applies in the event Mr. Sohn’s employment terminates due to his death or disability. In the event of termination of Mr. Sohn’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. Mr. Sohn must sign a release in order to receive severance payments.
     Mr. Sohn is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Sohn will not compete with the Company or solicit Company associates for 24 months after termination of his employment.

     Mr. Sohn has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “—Potential Payments Upon Termination or Change of Control—Potential Payments upon a Change of Control—Change in Control Severance Agreements.”
John T. Gaffney
     Effective as of December 29, 2008, we entered into an amended and restated employment agreement with Mr. John T. Gaffney, our executive vice president and corporate secretary, in charge of legal and government affairs. Under the terms of his employment agreement, Mr. Gaffney is entitled to receive an annual base salary of $500,000 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 80% of his annual base salary. Mr. Gaffney receives standard health benefits and four weeks of vacation per year. In addition, Mr. Gaffney received a new hire grant of 26,203 restricted stock units, scheduled to vest quarterly in 20 equal installments commencing March 31, 2008, and 100,000 stock options with an exercise price of $267.14, scheduled to vest in five equal annual installments commencing on December 31, 2008. In addition, we agreed to pay Mr. Gaffney a cash sign-on bonus equal to $7 million payable quarterly in 20 equal quarterly installments commencing on March 31, 2008. Payment of the sign-on bonus installments and vesting of the new hire grant are contingent upon Mr. Gaffney’s continued employment, unless the Company terminates Mr. Gaffney’s employment without cause. Our employment agreement with Mr. Gaffney provides that, in the event Mr. Gaffney’s employment is terminated by us without cause, Mr. Gaffney will receive the following: (a) a lump sum severance payment equal to 12 months of his annual base salary, (b) continued medical benefits for 12 months, (c) continued payment of the cash sign-on bonus installments, (d) full vesting of his new hire grant of restricted stock units and stock options (and the ability to exercise the stock options for 90 days after such employment termination) and (e) an additional 12 months service credit for purposes of determining vesting of any other equity-based compensation awards (and the ability to exercise vested equity awards for one year plus 90 days after such employment termination). The additional vesting in clause (e) also applies in the event Mr. Gaffney’s employment terminates due to his death or disability. In the event of termination of Mr. Gaffney’s employment for any reason, he is entitled to payment of his earned and unused (and unforfeited) vacation. In the event that the Company terminates Mr. Gaffney’s employment without cause, the Company must continue to pay the sign-on bonus installments when scheduled. Mr. Gaffney must sign a release in order to receive severance payments.
     Mr. Gaffney is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Gaffney will not compete with the Company or solicit Company associates for 12 months after termination of his employment.
     Mr. Gaffney has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “—Potential Payments Upon Termination or Change of Control—Potential Payments upon a Change of Control—Change in Control Severance Agreements.”
John Carrington
     Effective as of November 3, 2008, we entered into an amended and restated employment agreement with Mr. John Carrington, our executive vice president, global marketing and business development. Under the terms of his employment agreement, Mr. Carrington is entitled to an annual base salary of $400,000 (subject to annual increases at our discretion) and the opportunity to participate in the Company’s annual bonus program with a target bonus percentage of at least 80% of his annual base salary. Mr. Carrington receives standard health benefits and four weeks of vacation per year. In addition, when he commenced employment with us, Mr. Carrington received a $150,000 sign-on bonus and a new hire grant of 17,500 restricted stock units which vest over four years 20%, 20%, 20% and 40%, respectively, on the anniversary of the grant date, subject to Mr. Carrington’s continued employment with us. Our employment agreement with Mr. Carrington provides that, in the event Mr. Carrington’s employment is terminated by us without cause, Mr. Carrington will receive the following: (a) severance equal to one year of his annual base salary, payable over the 12-month period following termination, (b) continued medical benefits for the earlier of 12 months following termination and the executive’s coverage under any other medical benefits plan, and (c) an additional 12 months service credit for purposes of determining vesting of any equity-based compensation awards (and the ability to exercise vested equity awards for one year). The additional vesting in clause (c) also applies in the event Mr. Carrington’s employment terminates due to his death or disability. In the event of termination of Mr. Carrington’s employment for any reason, he is entitled to payment of his accrued and unused (and unforfeited) vacation. Mr. Carrington must sign a release in order to receive severance payments.

     Mr. Carrington is also subject to a separate confidentiality agreement and a separate non-competition and non-solicitation agreement, which provides that Mr. Carrington will not compete with the Company or solicit Company associates for 12 months after termination of his employment.
     Mr. Carrington has also entered into a separate amended and restated CIC Agreement with the Company, the terms of which are described in “—Potential Payments Upon Termination or Change of Control—Potential Payments upon a Change of Control—Change in Control Severance Agreements.”
Potential Payments Upon Termination or Change of Control
Potential Payments Upon Termination of Employment (Other Than in the Context of a Change of Control)
     The table below reflects the estimated amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination without good reason, voluntary termination with good reason, involuntary termination without cause, termination with cause in the event of disability or death of the executive, in each case, other than in connection with a change in control, is shown below. The amounts shown assume that such termination was effective as of December 27, 2008, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. For purposes of the calculations below, we have used a share value of $135.01 per share, which was the closing price of our common stock on December 26, 2008. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.
     For descriptions relating to these payments and benefits, including any release, non-competition, non-solicitation or similar requirements, see “—Employment Agreements and Arrangements.” The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

	Voluntary	Voluntary
	Termination	Termination	Involuntary
	Without	With	Not for		Involuntary	Termination	Termination
	Good	Good	Cause		for Cause	Due to	Due to
	Reason	Reason	Termination		Termination	Death	Disability
Name and Principal Position	($)	($)	($)		($)	($)	($)
Michael J. Ahearn
Cash Severance	—	—	525,000	(1)	—	—	—
Health and Welfare Benefits	—	—	9,665	(2)	—	—	—
Equity Treatment	—	—	1,027,966	(3)	—	1,027,966	1,027,966
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	1,562,631		—	1,027,966	1,027,966
Jens Meyerhoff
Cash Severance	—	—	564,300	(1)	—	—	—
Health and Welfare Benefits	—	—	14,292	(2)	—	—	—
Equity Treatment	—	—	5,164,923	(3)	—	5,164,923	5,164,923
Relocation Benefits	—	—	200,000	(4)	—	—	—

TOTAL	—	—	5,943,515		—	5,164,923	5,164,923
Bruce Sohn
Cash Severance	—	—	825,000	(1)	—	—	—
Health and Welfare Benefits	—	—	28,037	(2)	—	—	—
Equity Treatment	—	—	3,439,081	(3)	—	3,439,081	3,439,081
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	4,292,118		—	3,439,081	3,439,081
John Gaffney
Cash Severance	—	—	6,669,396	(1)	—	—	—
Health and Welfare Benefits	—	—	14,018	(2)	—	—	—
Equity Treatment	—	—	3,007,078	(3)	—	—	—
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	9,690,492		—	—	—
John Carrington
Cash Severance	—	—	400,000	(1)	—	—	—
Health and Welfare Benefits	—	—	14,018	(2)	—	—	—
Equity Treatment	—	—	472,535	(3)	—	472,535	472,535
Relocation Benefits	—	—	—		—	—	—

TOTAL	—	—	886,553		—	472,535	472,535

(1)	Estimates based on aggregate payments to be made over severance period as follows: (a) Messrs. Ahearn and Carrington (12 months); (b) Mr. Meyerhoff (18 months); (c) Mr. Sohn (24 months); and (d) Mr. Gaffney (lump sum payment of 12 months’ salary plus continuation of quarterly payments of $7 million sign-on bonus).

(2)	Estimates based on benefit elections and cost of continued health and welfare benefits in 2009 multiplied by applicable continuation periods as follows: (a) Messrs. Ahearn, Carrington and Gaffney (12 months); (b) Mr. Meyerhoff (18 months); and (c) Mr. Sohn (24 months).

(3)	Estimated aggregate value of 12 months acceleration of the vesting of equity-based compensation for Messrs. Ahearn, Carrington, Meyerhoff and Sohn and full vesting of Mr. Gaffney’s new hire equity grant.

(4)	Estimated amount payable with respect to Mr. Meyerhoff’s post-termination relocation benefit based on the assumption that relocation expenses will be approximately the same as his relocation expenses related to his move from California to Arizona upon the commencement of employment. Actual amounts payable may vary as his relocation benefit is not restricted with respect to location.
Potential Payments upon a Change of Control
Consequences of Change of Control under Equity-Based Compensation Plans
     2006 Omnibus Incentive Compensation Plan. The 2006 Omnibus Plan provides that, unless otherwise provided in an award agreement, in the event of a change of control (as defined below) of the Company, unless provision is made in connection with the change of control for assumption of, or substitution for, awards previously granted, any equity awards outstanding as of the date the change of control is determined to have occurred will become fully exercisable and vested, as of immediately prior to the change of control, and cash incentive awards will be paid out as if the change of control date were the last day of the performance period and assuming target level of performance and all other awards will be deemed exercisable.
     The term “change of control” in the 2006 Omnibus Plan is defined as the occurrence of any of the following events:
•	during any period of 24 consecutive months, a change in the composition of a majority of our board of directors that is not supported by a majority of the incumbent board of directors;

•	the consummation of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of our assets, subject to certain exceptions for transactions that would not constitute a change in control;

•	the approval by our stockholders of a plan of our complete liquidation or dissolution; or

•	an acquisition by any individual, entity or group of beneficial ownership of a percentage of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors that is equal to or greater than the greater of (a) 20% and (b) the percentage of the combined voting power of the outstanding voting securities owned by certain specified stockholders, including the Estate of John T. Walton and its beneficiaries, JCL Holdings, LLC and its beneficiaries, JTW Trust No. 1 UAD 9/19/02 and its beneficiaries, and Michael Ahearn and his family at the time of such acquisition, with certain exceptions for certain acquisitions.
     2003 Unit Option Plan. The 2003 Plan permits the Company to accelerate the exercisability and vesting of options in the event of a change in control, but does not require the Company to do so.
Change in Control Severance Agreements
     The Company has entered into change in control severance agreements, referred to as the CIC Agreements, with its executive officers and certain senior management, including each of its named executive officers. Under the CIC Agreements, if a change in control (substantially as defined in the 2006 Omnibus Plan) occurs, the executive would become immediately entitled to accelerated vesting of all equity-based, long-term incentive and cash incentive compensation awards (other than awards which by their express terms do not accelerate under the CIC Agreements).
     Executives who are party to a CIC Agreement will also be entitled to severance payments and benefits if the executive’s employment with the Company is terminated in anticipation of a change in control or if, during the two-year period after a change in control, the executive’s employment is terminated without cause or the executive resigns for good reason (which includes material changes in an executive’s duties, responsibilities or reporting relationships, failure to provide equivalent compensation and benefits and being required to relocate 50 or more miles) (such termination, a “qualifying termination”). If terminated or separated from the Company under those circumstances, the executive would be entitled to the following additional benefits under the CIC Agreement:
•	a lump-sum cash severance payment equal to two times the sum of (i) the greater of the executive’s base salary in effect immediately prior to the date of termination and the executive’s base salary in effect immediately prior to the change in control and (ii) the greater of the average annual cash bonuses for the previous three calendar years (or such shorter period as the executive was employed by us) and the target annual bonus for the year of termination;

•	a pro-rated target annual bonus;

•	the continuation of, or reimbursement for, welfare and fringe benefits for 18 months after termination of employment; and

•	reimbursement for the cost of executive-level outplacement services (subject to a $20,000 ceiling).
     To obtain severance benefits under a CIC Agreement, an executive must first execute a separation agreement with the Company that includes a waiver and release of any and all claims against the Company. For terminations other than a qualifying termination following a change in control, the executive is entitled to accrued rights only.
     In addition to the foregoing, in accordance with the CIC Agreements, the Company will make certain tax “gross-up” payments to the executive to cover excise taxes that may be imposed under Section 280G of the Code in connection with qualifying termination payments (including the acceleration of equity-based, long-term incentive and cash compensation upon a change in control) unless the value of the payments and benefits in connection with the change in control does not exceed by more than 10% of the maximum amount payable without triggering any such taxes, in which case the payments and benefits will be reduced to such maximum amount.
     The table below shows the amounts that would be payable to each of the named executive officers in the event of a qualifying termination following a change in control, if a change of control and the qualifying termination had occurred on December 27, 2008, using a $135.01 per share closing price.
     The amounts do not include amounts payable pursuant to the Company’s contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of executive officers of the Company and that are available generally to all salaried associates, including payment of accrued rights such as payment for accrued and unpaid vacation.

			Estimated
	Cash	Value of	Value of	Estimated	Estimated
	Severance	Accelerated	Medical and	Value of	Value of
	Payment	Equity	Welfare	Outplacement	280G Gross Up
	Amount	Awards	Benefits	Assistance	Payment	Total
Name and Principal Position	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Michael J. Ahearn	2,625,000	4,464,376	15,646	20,000	2,089,613	9,214,635
Jens Meyerhoff	1,542,420	14,326,450	215,440	20,000	—	16,104,310
Bruce Sohn	1,898,266	12,158,299	22,176	20,000	—	14,098,741
John T. Gaffney	8,369,396	3,007,078	22,176	20,000	3,102,349	14,520,999
John Carrington	1,760,000	2,362,675	22,176	20,000	1,233,353	5,398,204

(1)	Vesting of equity awards is a “single-trigger” benefit, and awards vest upon a change of control.

(2)	Estimated value of medical and welfare benefits based on cost of premium payments for health and welfare benefits in 2009, and, in the case of Mr. Meyerhoff, his contractual relocation benefit upon termination of employment.

(3)	Assumes maximum payment of $20,000 which may be made for outplacement assistance.

(4)	Assumes highest applicable federal and state income tax rates.
NON-ASSOCIATE DIRECTOR COMPENSATION
     We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. The table below summarizes the 2008 Non-Associate Director Compensation.

2008 Non-Associate Director Compensation
Annual Retainer ($100,000)	Audit Committee Chair (+ $25,000)
Paid 1/2 in stock; 1/2 in cash	Paid all in stock
Paid in equal quarterly installments
     When reviewing non-associate director compensation we are guided by three goals, as provided in our Corporate Governance Guidelines: (i) compensation should fairly pay directors for work required for a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our stockholders; and (iii) the structure of the compensation should be clearly disclosed to our stockholders.
     In 2008, the Company retained a consultant to compare our non-associate director compensation to the compensation paid to non-associate directors of the peer group described in “Compensation Committee Practices — Total Compensation Review” in the Compensation Discussion and Analysis. When performing the benchmarking, the consultant compared total non-associate director compensation, as well as customary elements of such compensation, including annual retainers, meeting fees, equity and committee retainers, against the total compensation and elements of the peer group companies. The consultant determined that the Company’s total non-associate director compensation, as well as its elements, was substantially below the average market value of the non-director compensation for the peer group. Following the consultant’s report, the compensation committee adopted the increase to the compensation of non-associate director compensation described below beginning in 2009.
Cash Compensation
     For 2008, our non-associate directors received annual compensation of a $50,000 cash retainer (in four equal installments payable quarterly) and were not paid any fees for attending board meetings or committee meetings. Beginning in 2009, the annual cash retainer increased to $75,000, and the chairman of our audit committee will receive an additional $35,000 cash retainer (in four equal installments payable quarterly).
Equity Compensation
     For 2008, we compensated our independent directors with a $50,000 stock grant, payable in four equal installments payable quarterly. The chairman of the audit committee also received an additional annual $25,000 stock grant, in four equal installments payable quarterly. With respect to such quarterly stock grants, our practice is to issue the stock at the end of the quarter to our independent directors. Our practice is not to time the date of these awards, and we do not take account of any internal “black outs,” during which associates and directors are prohibited by our Insider Trading Policy from trading in our securities, or whether we are or are not in possession of undisclosed material facts and without regard to whether any undisclosed material facts could be perceived as potentially positive or negative. Beginning in 2009, the annual stock grant to our independent directors increased to $75,000; however, the chairman of the audit committee will no longer receive an additional annual stock grant.
Other
     We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors of the Company.

Non-Associate Director Compensation Table
     The following table sets forth information with respect to compensation earned by our non-associate directors for the fiscal year ended December 27, 2008:

	Fees Earned	Stock
	or Paid in	Awards		Total
Name	Cash ($)	($)(1)(2)		($)

Craig Kennedy	50,000	50,016	(3)	100,016
James F. Nolan	50,000	50,016	(3)	100,016
J. Thomas Presby	50,000	74,943	(3)(4)	124,943
Paul H. Stebbins	50,000	50,016	(3)	100,016
Michael Sweeney	50,000	50,016	(3)	100,016
José H. Villarreal	50,000	50,016	(3)	100,016

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 27, 2008, in accordance with FAS 123R, of awards pursuant to the Company’s 2006 Omnibus Incentive Compensation Plan. The assumptions used in the calculation of these amounts are included in Note 17, “Share-Based Compensation” to the Company’s audited financial statements for the fiscal year ended December 27, 2008 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2009. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. None of our non-associate directors forfeited any equity based compensation in 2008.

(2)	The number of outstanding equity awards as of December 27, 2008 is as follows:

Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying	Option
		Unexercised	Unexercised	Exercise	Option
	Grant	Options (#)	Options (#)	Price	Expiration
Name	Date	Exercisable	Unexercisable	($)	Date
Craig Kennedy	—	—	—	—	—

Total	—	—	—	—	—

James F. Nolan	12/15/2003	6,500	—	2.06	12/15/2013
	1/12/2004	24,250	—	2.06	1/12/2014

Total	—	30,750	—	—	—

J. Thomas Presby	—	—	—	—	—

Total	—	—	—	—	—

Paul H. Stebbins	—	—	—	—	—

Total	—	—	—	—	—

Michael Sweeney	12/14/2005	19,750	—	4.54	12/14/2015

Total	—	19,750	—	—	—

José H. Villarreal	—	—	—	—	—

Total	—	—	—	—	—

(3)	On March 31, 2008, 54 shares were issued to each non-associate director at a market price of $231.14 per share, as of that date. The grant date fair value of these shares was $12,482. On June 30, 2008, 46 shares were issued to each non-associate director at a market price of $272.82 per share, as of that date. The grant date fair value of these shares was $12,550. On September 30, 2008, 66 shares were issued to each non-associate director at a market price of $188.91 per share, as of that date. The grant date fair value of these shares was $12,468. On January 9, 2009, 77 shares were issued to each non-associate director, with respect to service in 2008, at a market price of $162.54 per share, as of that date. The grant date fair value of these shares was $12,516.

(4)	As the 2008 audit committee chairman, Mr. Presby received an additional annual $25,000 stock grant. On March 31, 2008, 27 shares were issued at a market price of $231.14 per share, as of that date. The grant date fair value of these shares was $6,241. On June 30, 2008, 23 shares were issued at a market price of $272.82 per share, as of that date. The grant date fair value of these shares was $6,275. On September 30, 2008, 33 shares were issued at a market price of $188.91 per share, as of that date. The grant date fair value of these shares was $6,234. On January 9, 2009, 38 shares were issued, with respect to service in 2008, at a market price of $162.54 per share, as of that date. The grant date fair value of these shares was $6,177.
ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
     The following table sets forth information regarding the beneficial ownership of our common stock as of March 27, 2009, by:
•	each person or group who is known by us to own beneficially more than 5% of our common stock;

•	each member of our board of directors and each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.
     Beneficial ownership is determined in accordance with the rules of the Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of the date of this current report on Form 8-K are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
     Unless otherwise indicated, each of the stockholders listed below has sole voting and investment power (or shares such powers) with respect to the shares beneficially owned. Except as indicated below, the address for each stockholder, director or named executive officer is c/o First Solar, Inc., 350 West Washington Street, Suite 600, Tempe, Arizona 85281.
     This table assumes 81,843,748 shares of common stock outstanding as of March 27, 2009, assuming no exercise of outstanding options.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned

Beneficial Owners of 5% or More
S. Robson Walton(1)	29,105,859	35.6%
Jim C. Walton(2)	33,105,859	40.5%
Alice L. Walton(3)	33,105,859	40.5%
Estate of John T. Walton(4)	19,003,857	23.2%
JCL Holdings, LLC(5)	10,102,002	12.3%
JTW Trust No. 1 UAD 9/19/02(6)	4,000,000	4.9%
Directors and Named Executive Officers
Michael J. Ahearn	3,076,871	3.8%
John Carrington	—	*
John T. Gaffney(7)	27,075	*
Craig Kennedy	468	*
Jens Meyerhoff(8)	36,252	*
James F. Nolan(9)	31,587	*
J. Thomas Presby	2,702	*
Bruce Sohn(10)	67,497	*
Paul H. Stebbins	4,177	*
Michael Sweeney(11)	20,802	*
José H. Villarreal	296	*
All directors and executive officers as a group (12 persons)(12)	3,267,727	4.0%

*	Less than one percent.

(1)	The number and percentage of shares of common stock shown above as beneficially owned by S. Robson Walton represent

(a) 10,102,002 shares held by JCL Holdings, LLC, as to which S. Robson Walton, as a managing member thereof, shares voting and dispositive power with Jim C. Walton and Alice L. Walton, each individually as managing members, and (b) 19,003,857 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The address of S. Robson Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(2)	The number and percentage of shares of common stock shown above as beneficially owned by Jim C. Walton represent (a) 10,102,002 shares held by JCL Holdings, LLC, as to which Jim C. Walton, as a managing member thereof, shares voting and dispositive power with S. Robson Walton and Alice L. Walton, each individually as managing members, (b) 19,003,857 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power and (c) 4,000,000 shares held by JTW Trust No. 1 UAD 9/19/02 as to which Jim C. Walton and Alice L. Walton, as co-trustees of such trust, share voting and dispositive power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC and JTW Trust No. 1 UAD 9/19/02 as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, Jim C. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The shares held by JTW Trust No. 1 UAD 9/19/02 are held in a trust principally for the benefit of charity, and Jim C. Walton has no beneficial interest therein, and therefore he disclaims beneficial ownership of the shares listed in (c) above. The address of Jim C. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(3)	The number and percentage of shares of common stock shown above as beneficially owned by Alice L. Walton represent (a) 10,102,002 shares held by JCL Holdings, LLC, as to which Alice L. Walton, as a managing member thereof, shares voting and dispositive power with S. Robson Walton and Jim C. Walton, each individually as managing members, (b) 19,003,857 shares held by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives, share dispositive and voting power and (c) 4,000,000 shares held by JTW Trust No. 1 UAD 9/19/02 as to which Jim C. Walton and Alice L. Walton, as co-trustees of such trust, share voting and dispositive power (such shares are also shown by the Estate of John T. Walton and JCL Holdings, LLC and JTW Trust No. 1 UAD 9/19/02 as having sole voting and dispositive power). The shares held by JCL Holdings, LLC and the Estate of John T. Walton are for the benefit of John T. Walton’s wife and his descendants and for that reason, Alice L. Walton disclaims beneficial ownership of the shares listed in (a) and (b) above. The shares held by JTW Trust No. 1 UAD 9/19/02 are held in a trust principally for the benefit of charity, and Alice L. Walton has no beneficial interest therein, and therefore she disclaims beneficial ownership of the shares listed in (c) above. The address of Alice L. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(4)	The number and percentage of shares of common stock shown above as beneficially owned by the Estate of John T. Walton represent 19,003,857 shares held directly by the Estate of John T. Walton, as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, as co-personal representatives of the Estate of John T. Walton, share voting and dispositive power. The shares held by the Estate of John T. Walton are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of the Estate of John T. Walton is P.O. Box 1860, Bentonville, Arkansas 72712.

(5)	The number and percentage of shares of common stock shown above as beneficially owned by JCL Holdings, LLC represent 10,102,002 shares held directly by JCL Holdings, LLC as to which S. Robson Walton, Jim C. Walton and Alice L. Walton, each individually as managing members thereof, share voting and dispositive power. The shares held by JCL Holdings, LLC are held for the benefit of John T. Walton’s wife and his descendants and for that reason, S. Robson Walton, Jim C. Walton and Alice L. Walton disclaim beneficial ownership of such shares. The address of JCL Holdings, LLC is P.O. Box 1860, Bentonville, Arkansas 72712.

(6)	The number and percentage of shares of common stock shown above as beneficially owned by JTW Trust No. 1 UAD 9/19/02 represent 4,000,000 shares held directly by JTW Trust No. 1 UAD 9/19/02 as to which Jim C. Walton and Alice L. Walton, as co-trustees of such trust, share voting and dispositive power. The shares held by JTW Trust No. 1 UAD 9/19/02 are held in a trust principally for the benefit of charity, and Jim C. Walton and Alice L. Walton have no beneficial interest therein. Jim C. Walton and Alice L. Walton therefore disclaim beneficial ownership of such shares. The address of JTW Trust No. 1 UAD 9/19/02 is P.O. Box 1860, Bentonville, Arkansas 72712.

(7)	Includes 20,000 shares of common stock issuable upon the exercise of stock options.

(8)	Includes 28,125 shares of common stock issuable upon the exercise of stock options.

(9)	Includes 30,750 shares of common stock issuable upon the exercise of stock options.

(10)	Includes 55,000 shares of common stock issuable upon the exercise of stock options.

(11)	Includes 19,750 shares of common stock issuable upon the exercise of stock options.

(12)	Includes 153,625 shares of common stock issuable upon the exercise of stock options.
ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Since December 31, 2007, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than five percent of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a material interest, other than in connection with the transactions described below.
Related Party Debt
     We had no related party debt outstanding at December 27, 2008 and we did not pay any interest to related parties during the year ended December 27, 2008.
Registration Rights
     We entered into a registration rights agreement with the Estate of John T. Walton, JCL Holdings, LLC and Michael J. Ahearn. The registration rights agreement provides for piggyback registration rights if we register equity securities under the Securities Act of 1933, as amended (the “Securities Act”), subject to certain lock-up provisions and exceptions. In addition, subject to certain lock-up provisions and exceptions, Michael J. Ahearn has three demand rights, JCL Holdings, LLC has five demand rights and the Estate of John T. Walton has unlimited demand rights, provided that the Estate of John T. Walton may only exercise one such demand right within any 365-day period. Following the termination of the Estate of John T. Walton, the registration rights held by the Estate will be held collectively by trusts for the benefit of John T. Walton’s wife and his descendants.
     On February 22, 2006, we entered into a registration rights agreement with Goldman, Sachs & Co., the purchaser of the convertible senior subordinated notes. The registration rights agreement provides that, subject to certain lock-up provisions and exceptions, Goldman, Sachs & Co. has two demand rights and piggyback registration rights if we register equity securities under the Securities Act. The registration rights and related provisions are transferable with respect to the shares issued upon conversion of the notes on May 10, 2006.
Review and Approval of Related Party Transactions
     The Company’s audit committee charter requires the review and approval by the audit committee of any proposed related party transaction, as defined by the applicable regulations of the Commission. If a member of the audit committee has an interest in the proposed transaction, our corporate governance guidelines require the formation of a committee consisting entirely of independent directors without an interest in the proposed transaction to review and, if appropriate, approve such transaction.
ITEM 14. PRINCIPAL ACCOUNTANT FEES AND SERVICES
PRINCIPAL ACCOUNTANT FEES AND SERVICES
     The following table sets forth the aggregate fees billed to us for the audit and other services provided by PricewaterhouseCoopers LLP during the years ended December 27, 2008 and December 29, 2007:

	2008	2007
Audit Fees(1)	$2,309,990	$2,573,216
Audit-Related Fees(2)	472,032	161,078
Tax Fees(3)	171,825	66,765
All Other Fees(4)	2,582	2,588

Total	$2,956,429	$2,803,647

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements services in connection with the statutory and regulatory filings or engagements for this fiscal year.

(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit review of the Company’s financial statements and are not reported under “audit fees,” and represents approximately 16% of the total fees in 2008. This category consists primarily of services related to special projects.

(3)	Represents the aggregate fees billed for tax compliance and tax consulting services, or approximately 6% of the total fees in 2008.

(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees,” and represents less than one percent of the total fees in 2008. These services include the subscription to certain PricewaterhouseCoopers LLP proprietary accounting research databases.
Audit Committee’s Pre-Approval Policies and Procedures
     The audit committee has policies and procedures that require the pre-approval by the audit committee of all fees paid to, and all services performed by, the Company’s independent auditor, subject to de minimis exceptions for non-audit services set forth in the applicable rules of the Commission. Each year, the audit committee approves the proposed services, including the nature, type and scope of services to be performed by the independent auditor during the fiscal year and the related fees. Audit committee pre-approval is also required for those engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the audit committee.
     The services related to Audit-Related Fees, Tax Fees and All Other Fees presented in the above table were approved by the audit committee pursuant to pre-approval provisions set forth in the applicable rules of the Commission without resort to a waiver of such pre-approval provisions.